May 18, 2009

T. Rowe Price Balanced Fund, Inc.
100 East Pratt Street
Baltimore, Maryland 21202

Ladies and Gentlemen:

I am counsel to T. Rowe Price Associates, Inc. As such, I am familiar with the proposed transaction between the T. Rowe Price Balanced Fund (the "Acquiring Fund"), and the Tax-Efficient Balanced Fund (the "Acquired Fund"). This opinion is furnished in connection with the Acquiring Fund`s Registration Statement on Form N-14 under the Securities Act of 1933, as amended (File No.: 033-38791) (the "Registration Statement"), relating to shares of Common Stock, par value $0.01 per share, of the Acquiring Fund (the "Corresponding Shares"), to be issued in connection with the reorganization.

I am of the opinion that, subsequent to the approval of the reorganization in the manner set forth in the definitive proxy statement and prospectus constituting a part of the Registration Statement (the "Combined Proxy Statement and Prospectus"), the Corresponding Shares, upon issuance in the manner referred to in the Registration Statement, for consideration, will be legally issued, fully paid and non-assessable shares of the Acquiring Fund.

I hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of my name in the Combined Proxy Statement and Prospectus constituting a part thereof.

Very truly yours,

/s/David Oestreicher
David Oestreicher